Exhibit 16.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

August 24, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K dated August 23, 2018 of CannAssist International Corp and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Los Angeles, California

KCCW Accountancy Corp. 5042 Wilshire Blvd., #30011, Los Angeles, CA 90036, USA Tel: +1 323 867 9880 • Fax: +1 323 375 0500 • info@kccwcpa.com